Exhibit 99.1

News from Carbiz Inc.

Media Contact: Heidi Smith, Heidi Smith Communications, Inc., (941) 504-2803 Company Contact: Carl Ritter, Chief Executive Officer, Carbiz Inc., (941) 952-9255, ext. 1014

Carbiz Inc.’s Form SB-2 Registration Statement Declared Effective by the SEC

SARASOTA, FL (Sept. 7, 2006) – Carl Ritter, Chief Executive Officer of Carbiz Inc. (the “company” or “Carbiz”) (TSX-V: CZ), announced that the company’s Form SB-2 registration statement was declared effective by the U.S. Securities and Exchange Commission (SEC) on Sept. 1, 2006. The company is now awaiting approval from the U.S. National Association of Securities Dealers in order to have its common shares quoted on the U.S. Over-The-Counter Bulletin Board.

Ritter also announced that today the company closed a non-brokered private placement of units (“units”), with each unit composed of one common share and one common share purchase warrant exercisable into one common share at an exercise price of US$0.15 for a period of two years. The placement was completed with existing shareholders of the company at a purchase price of US$0.10 per unit resulting in gross proceeds of US$240,000 to the company. Concurrently with the private placement, debt in the amount of US$156,546.44 held by insiders of the company was also converted into 1,565,464 units on the same terms as the private placement.

The securities offered will not be and have not been registered under the U.S. Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

This news release shall not constitute an offer to sell or an offer to buy the securities in any jurisdiction.

About Carbiz

Based in Sarasota, Florida, Carbiz is a leading provider of software, training and consulting solutions to the United States automotive industry. Carbiz’s suite of business solutions includes dealer software products focused on the “buy-here pay-here”, sub-prime finance and automotive accounting markets. Carbiz also operates “buy-here pay-here” dealerships in Florida through its Carbiz Auto Credit division that are wholly-owned or joint venture companies. Capitalizing on expertise developed over 10 years of providing software and consulting services to “buy-here, pay-here” businesses across the United States, Carbiz entered the market in 2004 with a location in Palmetto, Florida. Carbiz has added two more credit centers since – in Tampa and St. Petersburg – and Carbiz seeks to expand its operations in Florida in the future.

For more information about Carbiz and its services, visit Carbiz’s web site: www.carbiz.com.

Forward-Looking Statements

All statements, other than statements of historical fact, in this news release are forward-looking statements that involve various risks and uncertainties, including, without limitation, statements regarding the future plans and objectives of Carbiz. There can be no assurance that such statements will prove to be accurate. Actual results and future events could differ materially from those anticipated in such statements. These and all subsequent written and oral forward-looking statements are based on the estimates and opinions of management on the dates they are made and are expressly qualified in their entirety by this notice. Carbiz assumes no obligation to update forward-looking statements should circumstances or management's estimates or opinions change.

The TSX Venture Exchange Inc. does not accept responsibility for the adequacy or accuracy of this press release.